SECURITY AGREEMENT

        THIS SECURITY AGREEMENT (this “Agreement”) is made as of the 20th day of February, 2003, by and between WORLD MONEY MANAGERS, a California limited partnership (“WMM”), TERRY COXON, a resident of the State of California (“Coxon”) and PERMANENT PORTFOLIO FAMILY OF FUNDS, INC., a Maryland corporation (the “Fund”).

WITNESSETH:

        WHEREAS, WMM and the Fund have heretofore entered into an Undertaking and Agreement to Advance Expenses, dated December 14, 1994 (“Indemnity Agreement”), whereunder the Fund has agreed to advance reasonable attorneys’ fees and other expenses incurred by WMM in defending the Administrative Proceeding before the Securities and Exchange Commission styled In the Matter of Terence Michael Coxon, et. al., No. 3-9218 (“Proceeding”);

        WHEREAS, under Section 1.4 of the Indemnity Agreement, WMM has undertaken and agreed to repay to the Fund all amounts paid or reimbursed on behalf of WMM thereunder if it shall ultimately be determined that WMM is not entitled to indemnification under the Bylaws of the Fund;

        WHEREAS, the Fund desires that WMM provide security for the repayment of amounts, including legal fees, costs and expenses, paid or reimbursed on behalf of WMM under the Indemnity Agreement, should it ultimately be determined that WMM is obligated to repay the amounts advanced; and

        WHEREAS, as security for the prompt and complete payment of all such sums required to be repaid by WMM under the Indemnity Agreement, WMM has agreed to grant the Fund a security interest in the property hereafter described.

        NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged and with the intention of each party hereto to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

        1.1      Certain Definitions. The following words, terms and/or phrases shall have the meanings set forth thereafter and such meanings shall be applicable to the singular and plural form thereof, giving effect to the numerical difference.

        “Accounts Receivable” means all of WMM’s now existing or hereafter arising or acquired rights to payment, however created, including without limitation, any right to payment for goods sold or leased or for services rendered, whether arising out of the sale of Inventory or otherwise and whether or not it has been earned by performance; and any and all notes, drafts, acceptances, chattel paper, General Intangibles and other obligations arising out of or representing a right to payment, however created, including without limitation, a right to payment for goods sold or leased, or for services rendered.

        “Affiliate” means any Person that directly or indirectly, through one or more intermediaries, Controls or is controlled by, or is under common Control with, any other Person or one or more Affiliates.

        “Asset Purchase Agreement” shall have the meaning assigned to such term in Section 2.2 hereof.

        “Associated Company” means (i) Passport Financial, Inc.; (ii)  Passport Financial (Cayman), Limited; or (iii) any partnership, joint venture, corporation (whether or not for profit), trust, company, unincorporated organization or other entity, organization or person, including any subsidiaries thereof, in which WMM owns or has contributed fifty percent (50%) of the outstanding capital or into which WMM has invested or contributed or for whose benefit WMM has expended more than one hundred thousand dollars ($100,000) subsequent to the Effective Date.

        “Charges” means all national, Federal, state, county, city, municipal and/or other governmental (or any instrumentality, division, agency, body or department thereof), taxes, levies, assessments, charges, liens, claims or encumbrances upon and/or relating to WMM’s business, ownership and/or use of the Collateral, income and/or gross receipts.

        “Code” means the Internal Revenue Code of 1986, as amended.

        “Collateral” shall have the meaning assigned to such term in Section 2.1.

        “Control” means the power, whether direct or indirect, to direct or cause the direction of the management or policies of a Person, whether through ownership interest or otherwise, including without limitation, the power to elect or appoint, directly or indirectly, a majority of the members of its governing board or body.

        “Custodial Account” shall have the meaning assigned to such term in Section 2.4.

        “Custodian” shall be Bank of Petaluma or such other Person authorized by law to provide trust, escrow or custodial services which may be agreed to by the parties.

        “Effective Date” means the date on which the transactions contemplated in the Asset Purchase Agreement shall have been consummated.

        “Event of Default” shall have the meaning assigned to such term in Section 4.1.

        “GAAP” means applicable United States generally accepted accounting principles, including the laws, rules and regulations pertaining thereto under the United States Federal securities laws.

        “General Intangibles” means all choses in action, causes of action and all other intangible property of WMM of every kind and nature, now owned or hereafter acquired by WMM, including without limitation, partnership and other business records, deposit accounts, inventions, designs, patents, patent and trademark registrations and applications, trademarks, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, deferred tax benefits, tax refund claims, prepaid expenses, computer programs, covenants not to compete, customer lists and mailing lists, contract rights, indemnification rights, causes of action and any letters of credit, guarantee claims, security interests or other security held by or granted to WMM.

        “General Partner” means a general partner of WMM and includes but is not limited to Coxon and Terry Coxon, Inc., a California corporation wholly owned by Coxon.

        “Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Federal, state or local governmental authority, agency or court having jurisdiction over WMM.

        “Indemnitee’s Liabilities” means the obligation and liability of WMM as set forth in Section 1.4 of the Indemnity Agreement to repay to the Fund amounts paid or reimbursed on behalf of WMM pursuant to the Indemnity Agreement or by operation of law.

        “Indemnity Agreement” means the Undertaking and Agreement to Advance Expenses, dated December 14, 1994, by and between WMM and the Fund.

        “Inventory” shall have the meaning ascribed to it in the California Uniform Commercial Code, and shall include without limitation, all goods held or being processed for sale or lease including all materials, work-in-process, finished goods, supplies and other goods customarily classified as inventory.

        “Obligor” means any Person who is and/or may become obligated to WMM under or on account of Accounts Receivable.

        “Partnership Agreement” means the Restated Amended Agreement of Limited Partnership of WMM dated as of August 13, 1990.

        “Permitted Investments” means those investments authorized in the custodial agreement between and among the Custodian, WMM and the Fund, such investments consisting of U.S. bank deposits, U.S. government securities and/or any other similar investment.

        “Person” means and includes an individual, a partnership, a joint venture, a corporation (whether or not for profit), a trust, a company, an unincorporated organization, a government or any department or agency thereof or any other entity or organization.

        “Principal Office” means the office of WMM, currently maintained at 625 Second Street, Suite 102, Petaluma, California 94952, or such other location as WMM shall establish on written notice to the Fund pursuant to Section 5.11 hereof.

        “Proceeding” shall mean the Securities and Exchange Commission Administrative Proceeding referred to in the first recital hereof.

        “Supplemental Documentation” shall have the meaning assigned to such term in Section 2.2 hereof.

        1.2      Certain UCC and Accounting Terms. Except as otherwise defined in this Agreement or the Indemnity Agreement, all words, terms and/or phrases used herein shall be defined by the applicable definition thereof (if any) in the California Uniform Commercial Code. Notwithstanding the foregoing, any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given to them in accordance with GAAP.

        1.3      Section References. The term “Section” shall have reference to the corresponding numerical sections hereof set forth in bold type.

ARTICLE II

SECURITY INTERESTS

        2.1      Grant of Security Interest by WMM. To secure the prompt payment of the Indemnitee’s Liabilities, WMM hereby grants to the Fund a continuing security interest in all of its right, title and interest in and to (but none of its obligations or liabilities with respect to) all of WMM’s property of any kind or description, tangible or intangible, whether now existing and/or owned and hereafter arising and/or acquired, wherever located, including but not limited to, the following: (a) accounts (including, without limitation, all of WMM’s Accounts Receivable), chattel paper, contract rights, letters of credit, instruments and documents; (b) Inventory; (c) goods (other than Inventory), machinery, equipment, vehicles and fixtures; (d) General Intangibles; (e) monies, reserves, deposits, deposit accounts and interest or dividends thereon, securities, cash, cash equivalents and other property now or at any time or times hereafter in the possession or under the control of WMM or its bailee; (f) liens, guarantees and other rights and privileges pertaining to any of the foregoing; (g) all books, records and computer records in any way relating to the foregoing; (h) all other assets of WMM whether real, personal, tangible or intangible or mixed, now existing or hereafter acquired, created, built or otherwise coming into being; (i) all accessions, substitutions, renewals, improvements and replacements of and additions to the foregoing; and (j) all products and proceeds of the foregoing, including without limitation, proceeds of insurance policies insuring the same and/or those insuring WMM’s General Partners, its partners or those persons who control its partners (all of the foregoing is hereinafter sometimes individually and sometimes collectively referred to as “Collateral”).

        2.2      Perfection of Security Interests. WMM shall execute and/or deliver to the Fund all agreements, instruments, financing statements, documents and other written matter (sometimes hereinafter individually and collectively referred to as “Supplemental Documentation”) that the Fund may reasonably request, in form and substance acceptable to the Fund, to perfect and maintain perfected, its security interest in the Collateral granted hereby. The foregoing shall expressly include, but is not limited to, the delivery by WMM of the Promissory Note issued by Pacific Heights Asset Management, LLC (“Pacific Heights”) as contemplated in the asset purchase agreement by and between Pacific Heights and WMM, dated November 18, 2002 (“Asset Purchase Agreement”). WMM represents and warrants that it has and will have at all times, good and marketable title to, and, with the exception of any document or instrument delivered to the Fund, sole possession of, the Collateral free and clear of all liens, claims, charges and encumbrances and will defend such title against the claims and demands of all persons whomsoever. Except as otherwise provided herein, to the best of WMM’s knowledge, this Agreement creates a valid security interest in the Collateral which, upon delivery to the Fund or the filing of financing statements with the applicable jurisdiction, will constitute a valid first priority perfected lien on or security interest in the Collateral. WMM agrees that, except for transactions in the ordinary course of business for full and adequate consideration, WMM will not sell, transfer, assign, convey or otherwise dispose of, or extend, amend, terminate or otherwise modify any term or provision of, any Collateral, any interest therein or Proceeds thereof, nor waive or release any right with respect thereto, without the prior written consent of the Fund. WMM assumes full responsibility for taking any and all steps to preserve rights with respect to the Collateral against all prior parties.

        2.3      Location of Collateral. WMM further represents and warrants that all of the Collateral in tangible form is and will be located at the Principal Office and that, except for Collateral delivered to the Fund or transactions in the ordinary course of business for full and adequate consideration, WMM will not move (or caused to be moved or removed) any Collateral from such location without prior notice to the Fund.

        2.4      Custodial Account. Subject to the consummation of the transactions contemplated in the Asset Purchase Agreement (“Transaction”), WMM agrees, as additional security for the prompt payment of Indemnitee’s Liabilities, to cause to be established and maintained, a custodial account with the Custodian as provided for in this paragraph (“Custodial Account”). At the closing of the Transaction, as defined in the Asset Purchase Agreement, and for each calendar quarter thereafter (commencing with the calendar quarter ending September 30, 2003) until the balance in the Custodial Account is equal to Indemnitee’s Liabilities, WMM shall deposit or cause to be deposited in the Custodial Account, twenty-five thousand dollars ($25,000), such that the total amount of contributions made in each calendar year beginning January 1, 2004, is equal to the lesser of: (i) one hundred thousand dollars ($100,000) per annum; or (ii) the amount necessary for the balance in the Custodial Account to equal Indemnitee’s Liabilities. After the initial contribution, which shall be made at the closing of the Transaction, subsequent contributions shall be deposited into the Custodial Account prior to the end of the calendar quarter in which such contribution is due and payable.

        In addition to the foregoing, at the closing of the Transaction, WMM shall execute and deliver to the Fund an order which shall direct Pacific Heights, commencing at such time as the principal payments on the Promissory Note delivered to WMM pursuant to Section 1.2 of the Asset Purchase Agreement shall have totaled one million seven hundred thousand dollars ($1,700,000), to make all further payments thereon directly to the Custodian for deposit in the Custodial Account. The Custodial Account shall be established in the name of WMM and shall be held by and in the name of WMM for the benefit of the Fund. All amounts deposited in the Custodial Account shall be invested by the Custodian in Permitted Investments and, except for the payment of any fees or costs directly associated with the maintenance of the Custodial Account and transactions in Permitted Investments, no amounts shall be withdrawn or removed from the Custodial Account, except for payment of Indemnitee’s Liabilities; provided, however, that: (i) any amounts then remaining and the balance, if any, of any Permitted Investments held therein, shall be paid or delivered to WMM on the expiration of the term of this Agreement as provided in Section 5.1 herein, at which time the Fund shall execute and deliver to the Custodian such instructions and other documents as may be necessary to permit the release thereof; and (ii) in the event that the balance of the Custodial Account as of the end of any calendar year equals or exceeds the amount of Indemnitee’s Liabilities, within thirty (30) days of the end of such calendar year, the Fund shall instruct the Custodian to deliver to WMM the share of income generated from the Permitted Investments during such prior year equal to the maximum tax rate attributable to such income.

ARTICLE III

REPRESENTATIONS AND WARRANTIES; COVENANTS;

INDEMNIFICATION; CONTINUING OBLIGATION

        3.1      Representations and Warranties of WMM. WMM hereby represents and warrants to the Fund as of the date hereof as follows:

                   (a)        Existence and Authority. WMM is a limited partnership duly organized, validly existing and in good standing under the laws of the State of California, and is duly qualified to do business and is in good standing under the laws of each state in which the ownership of its properties and the nature and extent of its activities make such qualification necessary. WMM has all requisite power and authority to conduct its activities as presently conducted, to own its properties and to enter into and perform its obligations under this Agreement.

                    (b)        Authorization; No Conflict. The execution, delivery and performance by WMM of this Agreement is within WMM’s powers, have been duly authorized by any and all necessary partnership action or other action and do not contravene: (i) WMM’s Certificate of Limited Partnership or Partnership Agreement; or (ii) any law or any contractual restriction binding on or affecting either WMM or its properties.

                    (c)        No Approval. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by WMM of this Agreement.

                    (d)        Validity and Binding Nature. This Agreement, when executed and delivered, will be the legal, valid and binding obligation of WMM, enforceable against WMM in accordance with its terms.

                    (e)        Litigation. Except for the Proceeding, there is no pending, or to the best knowledge of WMM, threatened action, suit, inquiry, investigation, or proceeding affecting, directly or indirectly, WMM before any court, governmental agency or arbitrator, which, in any case, may: (i) materially and adversely affect the financial condition or operation of WMM; (ii) which seeks to restrain or would otherwise have a material adverse effect on the transactions contemplated herein; or (iii) which would affect the validity or enforceability of this Agreement.

                    (f)        Conflicts. WMM is not a party to any indenture, loan or credit agreement or any lease or other agreement or instrument which is likely to have a material adverse effect on the ability of WMM to perform any of its obligations under this Agreement.

                    (g)        Title. Except as otherwise provided herein, WMM has good, indefeasible and merchantable title to and ownership of the Collateral, free and clear of all liens, claims, security interests and other encumbrances.

                    (h)        Options. No person, corporation, partnership, association, Affiliate, Associated Company, or other entity or Person has any option to acquire ownership of the Collateral or any portion thereof, or interest in WMM.

                    (i)        Partnership Interests. The partnership interests of WMM are as set forth in the Partnership Agreement, a true, correct and current copy of which has been delivered to the Fund. WMM is not subject to any obligation, option, warrant, put or call right (contingent or otherwise) to repurchase, issue, acquire or retire any of its partnership interests. To the best of WMM’s knowledge, there are no agreements between any parties with respect to the voting or transfer of WMM’s partnership interests except as set forth in the Partnership Agreement.

        3.2      Affirmative Covenants. At all times during the term of this Agreement, WMM hereby covenants and agrees that WMM will, unless the Fund otherwise consents in writing:

                    (a)        Existence, Etc. Do or cause to be done all things necessary to preserve and maintain WMM’s existence in good standing.

                    (b)        Payment of Taxes and Other Claims. Pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material Charges levied or imposed upon WMM or upon the income, profits or property of WMM; provided, however, that WMM shall not be required to pay or discharge or cause to be paid or discharged, any such Charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

                    (c)        Accounting System. Maintain a system of accounting in accordance with GAAP, consistently applied, with respect to all dealings or transactions in relation to its business and activities.

                    (d)        Reporting Requirements. Furnish to the Fund: (i) as soon as available and in any event within forty-five (45) days after the end of each calendar quarter, beginning with the calendar quarter ending after the execution hereof, financial statements (as that term is defined by GAAP), including applicable footnotes, of WMM and each Affiliate, as applicable, as of the end of such quarter; such financial statements shall include related statements of net earnings, cash flows and owners’ equity, all in reasonable detail, prepared in accordance with GAAP, consistently applied; (ii) as soon as available and in any event within sixty (60) days after the end of each calendar year, beginning with the calendar year of execution hereof, audited financial statements (as that term is defined by GAAP), including applicable footnotes, of WMM and each Affiliate, as applicable, as of the end of such calendar year; such financial statements shall include related statements of net earnings, cash flows and owners’ equity, all in reasonable detail, prepared in accordance with GAAP, consistently applied, and certified by a certified public accountant or firm; (iii) within fifteen (15) business days of the service thereof, complete copies of any process served on WMM related to any action, suit, arbitration or other proceeding instituted or commenced against WMM with an amount in controversy in excess of $50,000; (iv) at the Fund’s request, WMM’s Federal, state and local tax returns in the form said returns have been filed with the Internal Revenue Service and any state or local department of revenue or taxing authority; and (v) such other information respecting the condition or operations, financial or otherwise, of WMM and any Affiliate as the Fund may from time to time reasonably request.

                    (e)        Rights of Inspection. At the expense of WMM, provide the Fund unlimited access to all books and records of WMM, including the books and records of WMM relating to any Associated Company, and each Affiliate of WMM. Such books and records shall be made available to the Fund or its duly authorized representatives in a prompt manner, and in no event later than five (5) business days after the receipt of notice by WMM of the Fund’s intended inspection.

                    (f)        Additional Financial Information. Obtain the right, from Passport Financial, Inc. and Passport Financial (Cayman), Ltd., to permit the inspection by the Fund, at the expense of WMM, of their books and records. In addition to the foregoing, WMM will use its best efforts to provide access to the Fund of the books and records of any Associated Company. The term “best efforts” shall require, at a minimum, that WMM obtain the right on behalf of the Fund to inspect the books and records of any Associated Company in the event that WMM makes any investment in, contributes any capital to, or expends funds for the benefit of such Associated Company subsequent to the Effective Date.

        3.3      Negative Covenants. During the term hereof, unless the Fund shall otherwise consent in writing, WMM shall not:

                    (a)        Liens, Etc. . Create or suffer to exist, any lien, other charge or encumbrance, or any other type of preferential arrangement (including without limitation, the filing by any Person other than the Fund of a financing statement or other similar statement or instrument of registration under the law of any jurisdiction) upon, or with respect to, any of the Collateral, or assign any right to receive income, in each case to secure or provide for the payment of any debt of any Person.

                    (b)        Maintain Existence, Merger, Etc. (i) Dissolve or liquidate; (ii) convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of WMM (whether now owned or hereafter acquired) to any Person; or (iii) merge or consolidate WMM with any Person.

                    (c)        Distributions. Redeem, retire, purchase or otherwise acquire, directly or indirectly, any of WMM’s partnership interests, or declare or pay distributions upon any such partnership interests, except for: (i) the payment of reasonable compensation to, and the reimbursement of expenses of, its General Partners as permitted in the Partnership Agreement; and (ii) such distributions, as in the reasonable judgment of the General Partners, shall be necessary under the Partnership Agreement or otherwise to provide to its partners, amounts necessary to pay Federal and state income tax on their allocable share of partnership income and gain.

                    (d)        Transactions with Affiliates or Insiders. Enter into or be a party to, any transaction with any Affiliate, partner of WMM or any Associated Company, except as pursuant to the reasonable requirements of WMM’s business and upon fair and reasonable terms which are no less favorable to WMM than WMM would obtain in an arm’s length transaction with a Person not an Affiliate, partner of WMM or an Associated Company.

                    (e)        Transfers for Insufficient Consideration. Convey, transfer, lease or otherwise dispose of any Collateral (whether now owned or hereafter acquired) to any Person for less than a full and adequate consideration.

         3.4      Negative Covenants of Coxon. At all times during the term of this Agreement, Coxon hereby covenants and agrees that Coxon shall not: (i) permit the occurrence of any event under which Coxon shall cease to be in control of WMM; or (ii) take any action that would cause WMM to breach this Agreement.

ARTICLE IV

DEFAULT

        4.1      Events of Default. The occurrence of any one of the following events shall constitute a default (“Event of Default”) by WMM under this Agreement: (a) if WMM fails or neglects to perform, keep or observe any material warranty, representation, covenant or agreement contained in this Agreement which is required to be performed, kept or observed by WMM; (b) if WMM fails to pay the Indemnitees’ Liabilities when due and payable; (c) if a petition under any section or chapter of the Bankruptcy Reform Act of 1978, as amended, or any similar law or regulation shall be filed by WMM , or if WMM shall make an assignment for the benefit of its creditors, or if any case or proceeding is filed by WMM for its dissolution or liquidation; (d) if a petition under any section or chapter of the Bankruptcy Reform Act of 1978, as amended, or any similar law or regulation is filed against either WMM or if any case or proceeding is filed against WMM for its dissolution or liquidation and such petition or proceeding is not dismissed or stayed within ninety (90) days after the entry or filing thereof; (e) if an application is made by WMM for the appointment of a receiver, trustee or custodian for any of its assets; or (f) if an application made by any Person other than WMM for the appointment of a receiver, trustee or custodian for the Collateral shall be granted by a court of competent jurisdiction.

        4.2      Rights of Secured Creditor. Upon an Event of Default, the Fund, in its sole and absolute discretion, may exercise any one or more of the rights and remedies accruing to a secured party under the California Uniform Commercial Code and any other applicable law upon default by a debtor (such rights include, but are not limited to, the rights set forth in Section 9607 of California Commercial Code) by providing written notice to WMM at least fourteen (14) days prior to the Fund’s exercise of such rights. In the event WMM shall fail to pay the Indemnitee’s Liabilities when due and payable, the Fund, in its sole and absolute discretion, may also: (a) enter, with or without process of law and without breach of the peace, any premises where the Collateral or the books and records of WMM related thereto are located, and without charge or liability to the Fund, seize and remove the Collateral (including copies of WMM’s books and records in any way relating to the Collateral) from the Principal Office and/or remain upon said premises and use the same (together with said books and records) for the purpose of collecting, preparing and disposing of the Collateral; and (b) sell or otherwise dispose of the Collateral at public or private sale for cash or credit.

        4.3      Assembly of Collateral. In the event WMM shall fail to pay the Indemnitee’s Liabilities when due and payable, and at the written request of the Fund, WMM shall assemble the Collateral and make it available to the Fund at a place or places to be designated by the Fund which is reasonably convenient to the Fund.

        4.4      Replevin. In the event the Fund seeks possession of the Collateral through replevin or other court process, WMM hereby irrevocably waives: (a) any bond, surety or security required as an incident to such possession; and (b) any demand for possession of the Collateral prior to commencement of any suit or action to recover possession thereof.

        4.5      Enforcement of Right to Accounts Receivable. In the event WMM shall fail to pay the Indemnitee’s Liabilities when due and payable, the Fund shall have the right, in its sole and absolute discretion, without notice thereof to WMM: (a) to notify any or all Obligors of the Fund’s security interest in the Accounts Receivable and Collateral; (b) to direct such Obligors to make all payments due from them to WMM upon the Accounts Receivable and Collateral directly to the Fund; and (c) to enforce payment of and collection, by legal proceedings or otherwise, the Accounts Receivable and Collateral in the name of the Fund and WMM.

        4.6      Appointment as Attorney-in-Fact. WMM irrevocably designates, makes, constitutes and appoints the Fund (and all Persons designated by the Fund), as WMM’s true and lawful attorney and agent-in-fact, with full power after the occurrence of and during the continuance of, the failure of WMM to pay Indemnitee’s Liabilities when due and payable; and without notice to WMM, and at such time or times thereafter as the Fund, in its sole and absolute discretion, may determine, in WMM’s or the Fund’s name: (a) to demand payment of the Accounts Receivable and Collateral; (b) to enforce payment of the Accounts Receivable and Collateral by legal proceedings or otherwise; (c) to exercise all of WMM’s rights and remedies with respect to the collection of the Accounts Receivable and Collateral; (d) to settle, adjust, compromise, extend or renew the Accounts Receivable and Collateral; (e) to settle, adjust or compromise any legal proceedings brought to collect the Accounts Receivable and Collateral; (f) to sell or assign the Accounts Receivable and Collateral upon such terms, for such amounts, and at such time or times as the Fund deems advisable; (g) to discharge and release the Accounts Receivable and Collateral; (h) to prepare, file and sign WMM’s name on any Notice of Lien, Assignment, Satisfaction of Lien or similar document in connection with the Accounts Receivable and Collateral; (i) to prepare, file and sign WMM’s name on any Proof of Claim in Bankruptcy or similar document against any Obligor; (j) to do all acts and things necessary, in the Fund’s sole discretion, to fulfill WMM’s obligations under this Agreement; (k) to endorse the name of WMM upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts Receivable and Collateral; and (l) to sign the name of WMM to verifications of the Accounts Receivable and Collateral and notices thereof to Obligors. WMM acknowledges that the appointment of the Fund as attorney-in-fact is coupled with an interest, and hereby ratifies and approves all acts of the Fund as attorney-in-fact. The Fund shall not be liable for any act of commission or any omission, or for any error of judgment or mistake of fact or law, except as to any gross negligence or intentionally wrongful acts of omission by the Fund.

        4.7      Application of Proceeds. Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash of WMM at the time held by the Fund hereunder, shall be applied by the Fund: (a) first, to the payment of the costs and expenses of such collection, sale or other realization, including out-of-pocket costs and expenses of the Fund and the fees (including reasonable attorneys’ fees) and expenses of its representatives and counsel, and all expenses incurred and advances made by the Fund in connection therewith; (b) next, to the payment in full of the Indemnitee’s Liabilities; and (c) finally, to the payment to WMM or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining. As used in this Paragraph, “proceeds” of Collateral shall mean cash, securities and other property realized in respect of, and distributions in kind of, Collateral, including any amount received under any reorganization, liquidation or adjustment of debt of WMM or any issuer of or obligor on any of the Collateral.

        4.8      Injunctive Relief. WMM recognizes that in the event WMM fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, no remedy of law will provide adequate relief to the Fund, and agrees that the Fund shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages or the posting of bond, surety or other security.

        4.9        Cumulative Remedies. All of the Fund’s rights and remedies under this Agreement are cumulative and non-exclusive.

ARTICLE V

GENERAL

        5.1      Term. This Agreement shall continue in effect during the continuation of the Indemnity Agreement and for so long thereafter as any amounts are due or owing by WMM to the Fund under the Indemnity Agreement; provided, however, that this Agreement shall in all events terminate in the event that: (i) it is ultimately determined by a court of competent jurisdiction that WMM has not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of its office (“Disabling Conduct”) and is entitled to indemnification; (ii) the Proceeding is finally resolved in favor of WMM and the Board of Directors, in accordance with applicable provisions of the Fund’s Bylaws and applicable law, determines there has been no Disabling Conduct or that WMM is entitled to indemnification; or (iii) five (5) years shall have elapsed from the Effective Date. Notwithstanding the foregoing subsection (iii), in the event that the Proceeding shall not have become final on that date which is five (5) years from the Effective Date, this Agreement shall in any event continue until one (1) year after the Proceeding shall have been finally resolved or, if applicable, until six (6) months after any further judicial proceedings to determine WMM’s entitlement to indemnification shall have been finally resolved; provided, however, that in the event of a determination that there has been Disabling Conduct, this Agreement shall continue in effect for so long as any amounts are due or owing by WMM to the Fund under the Indemnity Agreement.

        5.2      Survival of Representations and Warranties. WMM covenants, warrants and represents to the Fund that all representations and warranties contained in this Agreement shall be true at the time of the execution of this Agreement and shall survive the termination of this Agreement for a period of three (3) years thereafter.

        5.3      Integration. This Agreement, the Indemnity Agreement and any supplemental documentation referred to herein shall constitute the entire agreement and understanding between the parties relating to the subject matter hereof and supersede all prior agreements, whether oral or written.

        5.4      Amendment. This Agreement and the Indemnity Agreement may not be modified, altered or amended except by an agreement in writing signed by WMM and the Fund, and no provision of this Agreement may be waived except with the written consent of the Fund.

        5.5      No Waiver. The Fund’s failure at any time or times hereafter to require strict performance by WMM of any provision of this Agreement shall not waive, affect or diminish any right of the Fund thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Fund of an Event of Default under this Agreement shall not suspend, waive or affect any other Event of Default under this Agreement, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants or representations of WMM contained in this Agreement and no Event of Default under this Agreement shall be deemed to have been suspended or waived by the Fund unless such suspension or waiver is by an instrument in writing by the Fund specifying such suspension or waiver.

        5.6      Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and the provisions of this Agreement shall be severable in any such instance.

        5.7      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of WMM, and the Fund.

        5.8      Conflict with Indemnity Agreement. The provisions of the Indemnity Agreement are incorporated in this Agreement by this reference thereto. If any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in the Indemnity Agreement, the provision contained in the Indemnity Agreement shall govern and control.

        5.9      No Impairment by Termination. Except to the extent provided to the contrary in this Agreement, no termination or cancellation (regardless of cause or procedure) of this Agreement shall in any way affect or impair the powers, obligations, duties, rights and liabilities of WMM or the Fund in any way or respect relating to: (a) any transaction or event occurring prior to such termination or cancellation; (b) the Collateral; and/or (c) any of the undertakings, agreements and covenants of WMM contained in this Agreement.

        5.10      Governing Law. This Agreement shall be governed and controlled by the laws of the State of California (without regard to conflicts of laws) as to interpretation, enforcement, validity, construction, effect, choice of law, and in all other respects.

        5.11      Notices. All notices, consents, requests, demands and other communications required to be provided hereunder shall be in writing and shall be deemed duly given to any party or parties: (a) upon delivery to the address of the party or parties as specified herein if delivered in person or by courier, or if sent by certified or registered mail (return receipt requested); or (b) upon confirmation of transmission, if transmitted by telecopy or other means of facsimile transmission, in any case to the party or parties at the telecopy numbers specified on the same, or to such other address or telecopy number as any party may hereafter designate by written notice in the aforesaid manner.

To WMM:	World Money Managers 625 Second Street, Suite 102 Petaluma, California 94952 Attn: Terry Coxon, General Partner

To Fund:	Permanent Portfolio Family of Funds, Inc. Transamerica Center 600 Montgomery Street, 27th Floor San Francisco, California 94111 Attn: Michael J. Cuggino

        5.12      Forum; Venue. All actions or proceedings in any way, manner or respect, arising out of, from or related to this Agreement or the Indemnity Agreement shall be brought in the state or federal courts sitting in or having jurisdiction over Sonoma County, California. WMM and the Fund hereby consent and submit to the jurisdiction of any state or Federal court sitting in or having jurisdiction over Sonoma County, California.

        5.13      Other Costs, Fees and Expenses. In any dispute or controversy arising out of this Agreement, the prevailing party shall be entitled to reimbursement of its costs, including costs of the proceeding and reasonable attorneys’ fees. Such costs and reasonable attorneys’ fees include but are not limited to, those incurred by the Fund: (a) to enforce any rights of the Fund against WMM by virtue of this Agreement; (b) to protect, collect, sell, liquidate or otherwise dispose of any of the Collateral; or (c) to enforce any of the Fund’s rights or remedies under this Agreement which are part of Indemnitee’s Liabilities, payable by WMM to the Fund on demand. Without limiting the generality of the foregoing, such costs shall include: (i) accountants’ fees, costs and expenses; (ii) court costs and expenses; (iii) court reporter fees, costs and expenses; (iv) long distance telephone charges; (v) telegram charges; (vi) expenses for travel, lodging and food; and (vii) costs and expenses incurred with respect to exercise or enforcement of the Fund’s rights in or against Accounts Receivable and/or any Obligor, including expenses incurred in fulfilling, in whole or in part, any order of any Obligor from which an Account Receivable has arisen or will arise.

        5.14      Revival. To the extent that the Fund receives any payment on account of Indemnitee’s Liabilities, or any proceeds of Collateral are applied on account of Indemnitee’s Liabilities and any such payment(s) and/or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or Federal law, common law or equitable cause, then, to the extent of such payment(s) and/or proceeds received, Indemnitee’s Liabilities or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) and/or proceeds had not been received by the Fund and applied on account of Indemnitee’s Liabilities.

        5.15      Section Headings. Section headings used in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

        5.16      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

        5.17      Effectiveness. This Agreement shall become effective upon the Effective Date and upon the execution and delivery to the Fund of counterparts of this Agreement by WMM and the Fund.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year specified at the beginning hereof.

INDEMNITEE:	FUND:

WORLD MONEY MANAGERS, a California limited partnership	PERMANENT PORTFOLIO FAMILY OF FUNDS, INC., a Maryland corporation

/s/ Terry Coxon	/s/ Terry Coxon

By: Terry Coxon, General Partner	By: Terry Coxon, President

TERRY COXON, INC., General Partner	ATTEST:

/s/ Terry Coxon	/s/ Robert B. Martin, Jr.

By: Terry Coxon, President	By: Robert B. Martin, Jr., Secretary

ATTEST:

/s/ Terry Coxon	/s/ Robert B. Martin, Jr.

Terry Coxon	Robert B. Martin, Jr.